Steve Russell, Chairman,
          Paul Will, CFO
          Celadon Group, Inc.
          One Celadon Drive
          Indianapolis, IN 46235-4207
          317-972-7000

          CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS
          ------------------------------------------------------------

INDIANAPOLIS, IN - October 25, 2004 Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three months ended September 30, 2004, the first fiscal quarter of the Company's fiscal year ending June 30, 2005.

For the quarter, operating revenue increased 9.1% to $104.4 million, compared with $95.7 million for the same quarter last year. Net income increased to $2.8 million from a loss of $5.5 million and diluted earnings per share improved to $0.27 from a loss of $0.72. During the prior year, the Company recognized a $6.9 million, or $0.86 per diluted share, non-cash, after-tax impairment charge related to trailers. Excluding the impairment charge, net income increased 115% to $2.8 million from $1.3 million in the same quarter last year. Diluted earnings per share increased 59% to $0.27 from $0.17 in the same quarter last year, despite a 33% increase in weighted average shares outstanding primarily as a result of our May 2004 stock offering.

Chairman and CEO Steve Russell commented on the quarter: "We were pleased with the results of the quarter. Our results reflect a strong freight environment and the efforts of a team that is demonstrating significant pricing discipline, successful execution of yield management strategies and continued focus on servicing our customers. By continuing to emphasize discipline in all aspects of our operations, we have generated improvements compared with the same quarter last fiscal year including:

     o Average revenue per tractor per week, excluding fuel surcharge, our main measure of asset productivity, improved 8.8%, to $2,864 from $2,633, as a result of higher rates per mile and miles per tractor.
     o Average revenue per loaded mile, excluding fuel surcharge, increased 6.5%, to $1.376 from $1.292, and average revenue per total mile improved 7.3%, to $1.28 from $1.193, as a result of higher freight rates and a lower percentage of non-revenue miles.
     o Average miles per tractor per week improved 1.4%, to 2,238 from 2,207, as a result of improved operational discipline, increased freight demand and increased length of haul.

These improvements, excluding the trailer charge from the prior year, contributed to an approximately 190 basis point improvement in our pre-tax margin versus the same quarter last year. We were particularly pleased with our
8.7 cent per mile increase in revenue per total mile, excluding fuel surcharge, which we achieved while increasing our average length of haul. Our performance overcame record high fuel prices and an increase in the exchange rate of the Canadian dollar. Our average fuel prices were approximately 30% higher than the comparable period in the prior year. These higher fuel costs, net of the impact of fuel surcharges, negatively impacted the quarter's diluted earnings per share by approximately $0.06, compared with the same period in the prior year. Further, in January 2004 we significantly increased our driver pay. Compared with the prior year, there was an increase in the exchange rate of the Canadian dollar, which affects us because we pay approximately 450 employees and owner-operators in that currency. We estimate that the difference in exchange rates negatively impacted our earnings by $.03 per share compared with the same quarter last year.

TruckersB2B continued to contribute nicely to our results. For the quarter, Truckers B2B generated revenue of $2.0 million and operating income of $0.4 million, compared with revenue of $2.5 million and operating income of $0.4 million for the same quarter last year. Revenue reflects fees and rebates only, not the value of the goods and services related to these transactions. Gains in most products were offset by lower tire margins. In the September 2004 quarter, TruckersB2B purchased approximately 10% of its outstanding shares into treasury bringing Celadon's ownership to approximately 90%.

Our balance sheet remains strong as we continued to reduce balance sheet debt through a combination of cash flow and financing new tractors and trailers under operating leases. At September 30, 2004, we had $84.6 million of total stockholders' equity and only $11.6 million in total borrowings and capital lease obligations, net of cash on hand, for a debt-to-capitalization ratio of approximately 12%.

Looking forward, we expect to continue with our plan of using operational discipline to drive improved financial results. Based on the freight environment during the first half of October, tight truck capacity, available economic data, and the efforts of our sales force, we expect freight rates to continue to increase and freight demand to remain strong for the foreseeable future. High fuel prices and driver availability are the two main areas of risk we foresee that could affect profitability. We expect competition for quality drivers to remain intense and that driver numbers will be the most substantial limiting factor on capacity growth. Although the driver pay increase we implemented and our new tractor program have actually improved our percentage of company trucks with drivers at September 30 compared with the same time last year, we are cautious about our continued ability to recruit and retain quality drivers in this tight driver market. We do not anticipate further compensation increases for our drivers during the second fiscal quarter, but we believe additional increases by all carriers will be needed in the future as rates allow.

For the past three years, we have worked to transform Celadon into a premium service long-haul truckload carrier that has a more sustainable and profitable mix of business. With our highest quarterly earnings per share performance in the Company's history, significantly better margins, and an enhanced capital structure, we believe Celadon is well positioned to achieve continued revenue growth and profitability."

Conference Call Information

An investor conference call is scheduled for Tuesday, October 26, 2004, at 10:00 a.m. (Eastern). Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial (800) 798-2801 at least five minutes prior to the start time. Otherwise, you may listen to the call via website: www.celadontrucking.com (double click on the investor tab).

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon is also the majority owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 16,000 member fleets. Please visit the company's websites at: www.celadontrucking.com and www.truckersb2b.com.

The discussion set forth above as well as oral statements made by officers of the company relating thereto, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such comments are based upon information currently available to management and management's perception thereof as of the date of this press release. Actual results of the company's operations could materially differ from those forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.


                                - tables follow -

                           Consolidated Balance Sheets
           (Dollars in thousands, except par value and share numbers)

                                                                                   September 30,       June 30,
                                                                                       2004              2004
                                                                                       ----              ----
A S S E T S                                                                         (unaudited)
                                                                                    -----------
Current assets:
    Cash and cash equivalents...........................................                $1,876             $356
    Trade receivables, net of allowance for doubtful accounts of
        $2,043 and $1,946 in 2004 and 2003, respectively................                50,362           52,248
    Drivers advances and other receivables..............................                 5,552            4,476
    Prepaid expenses and other current assets...........................                 6,523            5,427
    Tires in service....................................................                 4,801            4,368
    Deferred income taxes...............................................                 2,025            1,974
                                                                                      --------         --------
        Total current assets............................................                71,139           68,849
Property and equipment, at cost.........................................               101,968          102,084
    Less accumulated depreciation and amortization                                      40,080           40,283
                                                                                      --------         --------
        Net property and equipment......................................                61,888           61,801
Tires in service........................................................                 2,162            1,875
Goodwill ...............................................................                16,702           16,702
Other assets............................................................                 2,074            2,083
                                                                                      --------         --------
        Total assets....................................................              $153,965         $151,310
                                                                                      ========         ========

L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

Current liabilities:
    Accounts payable....................................................                $7,609           $7,464
    Accrued salaries and benefits.......................................                 8,801            9,229
    Accrued insurance and claims........................................                 7,755            7,563
    Accrued independent contractor expense..............................                 2,347            2,269
    Accrued fuel expense................................................                 3,070            2,466
    Other accrued expenses..............................................                13,601           11,499
    Current maturities of long-term debt................................                 6,205            2,270
    Current maturities of capital lease obligations.....................                 2,634            3,040
    Income tax payable..................................................                 2,008            2,941
                                                                                      --------         --------
        Total current liabilities.......................................                54,030           48,741
Long-term debt, net of current maturities...............................                 2,844            6,907
Capital lease obligations, net of current maturities....................                 1,851            2,277
Deferred income taxes...................................................                10,586           10,530
Minority interest.......................................................                    25               25
Stockholders' equity:
    Preferred stock, $1.00 par value, authorized 179,985 shares; no
        shares issued and outstanding...................................                   ---              ---
    Common stock, $0.033 par value, authorized 12,000,000 shares
        issued 7,789,764 shares in 2004 and 2003........................                   323              322
    Additional paid-in capital..........................................                85,467           86,588
    Retained earnings (deficit).........................................                 1,715           (1,036)
    Accumulated other comprehensive loss................................                (2,239)          (2,355)
    Unearned compensation on restricted stock...........................                  (637)            (689)
                                                                                      ---------        ---------
        Total stockholders' equity......................................                84,629           82,830
                                                                                      --------         --------
        Total liabilities and stockholders' equity......................              $153,965         $151,310
                                                                                      ========         ========

                            Key Operating Statistics

                                                               For the three months ended        For the three months ended
                                                                       September 30,                     September 30,
                                                                            2004                              2003
                                                                            ----                              ----
                  Operating Statistics (U.S./Canada Truckload)
     Average revenue per loaded mile(*)....................               $1.376                            $1.292
     Average revenue per total mile(*).....................               $1.280                            $1.193
     Avg. revenue per tractor per week (*).................               $2,864                            $2,633
     Average miles per tractor per week ...................                2,238                             2,207
     Average tractors......................................                2,251                             2,228
     Tractors at end of period (**)........................                2,493                             2,558
     Trailers at end of period (**)........................                6,848                             7,624

     *  Excluding fuel surcharges
     ** Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

                         CONSOLIDATED INCOME STATEMENTS
                    (in thousands, except per share amounts)

                                                                             For the three months ended
                                                                                   September 30,
                                                                            2004                    2003
                                                                            ----                    ----
Operating revenue....................................................    $104,393                 $95,651

Operating expenses:
     Salaries, wages and employee benefits...........................      33,174                  29,831
     Fuel............................................................      17,860                  12,414
     Operations and maintenance......................................       8,908                   8,183
     Insurance and claims............................................       3,004                   3,922
     Depreciation, amortization and impairment charge (1)............       3,368                  13,611
     Revenue equipment rentals.......................................       7,878                   6,811
     Purchased transportation........................................      18,540                  19,694
     Cost of products and services sold..............................       1,203                   1,655
     Professional and consulting fees................................         501                     528
     Communications and utilities....................................       1,032                   1,035
     Operating taxes and licenses....................................       2,085                   2,101
     General and other operating.....................................       1,521                   1,776
                                                                           ------                 -------
         Total operating expenses....................................      99,074                 101,561
                                                                           ------                 -------
Operating income (loss)..............................................       5,319                  (5,910)
                                                                           ------                 -------

Other (income) expense:
     Interest income.................................................         (18)                    (16)
     Interest expense................................................         350                   1,135
     Other (income) expense, net.....................................          (9)                     37
                                                                           ------                 -------
Income (loss) before income taxes....................................       4,996                  (7,066)
Income tax expense (benefit).........................................       2,245                  (1,526)
                                                                           ------                 --------
     Net income (loss)...............................................      $2,751                 $(5,540)
                                                                           ======                 ========

Earnings (loss) per common share:
     Diluted earnings (loss) per share...............................       $0.27                  $(0.72)
     Basic earnings (loss) per share.................................       $0.28                  $(0.72)
Average shares outstanding:
     Diluted ........................................................      10,253                   7,705
     Basic...........................................................       9,761                   7,705

1)  Includes a $9.8 million pre-tax impairment charge on trailers in the three months ended September 30, 2003.
